Exhibit 10.6

Master Services Agreement

This Master Services Agreement (the “Agreement”) is entered into as of September 12, 2008 (the “Effective Date”) by and between First Covenant Bank, a Georgia banking association (“Vendor”) and First Century Bank, a national banking association (“Client”).  In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1

SERVICES

Section 1.1                                      General.  This Agreement establishes the general terms under which Vendor will provide to Client certain services as provided in Schedule 1.1 to this Agreement and any additional schedules for services that may later be agreed to in writing by the parties and attached hereto (the “Services”).  The conversion and implementation of the Services will be conducted according to the then current version of the Project Plan, which the parties hereby mutually agree to perform, as it may exist from time to time.

Section 1.2                                      Schedules.  Schedule 1.1 and any additional schedules for services that may later be agreed to by the parties and attached hereto shall: (i) describe the Services, including, but not limited to, the resources to be provided or obligations to be discharged by Vendor under the schedule; (ii) describe any obligations of Client related to the Services; and (iii) specify any other terms appropriate to the Services and the obligations of the parties.  Any amendments to this Agreement or to any Schedules (including portion of Schedules that the parties have agreed may be completed at a later time) shall be in writing, signed by the parties, dated and refer to the Schedule or other provision being amended.

Section 1.3                                      Change Requests.

(a)                                  A party desiring a modification of the Services or Schedule that would affect the scope, pricing or functionality of the Services shall submit a change request (“Change Request”) to the other party.  The Change Request will set forth in reasonable detail the change requested and impact on pricing, implementation timing, and Services.  Neither party is obligated to proceed with any Service changes unless and until such change is reflected in a Change Request that is mutually executed by the parties.  The parties shall bear their own expenses associated with the negotiation of any Service changes or Change Request.  Client shall bear the cost of changes it requests in systems, applications features, functions or methods that are unique to Client.

(b)                                 If Client requests any services not covered by the fees listed on Schedule 2.1, Vendor shall submit to Client a written estimate of the fees for such additional services before performing such additional services.  If Client approves such fee estimate in writing, Client shall pay Vendor fees for such additional services properly performed as set forth in Section 2.1 hereof.

Section 1.4                                      Delivery System. Vendor shall provide the Delivery System necessary to provide the Services, including telecommunications and electronic data transmissions to and from the location where the care, custody and control of such communications are transferred from Client to Vendor.  Vendor shall encrypt all data sent and received electronically as required by Client.  Vendor shall notify Client of any security breaches or other intrusions into or breaches of the Delivery system used to perform the Services as soon as possible but in any event within twenty-four hours of such occurrence.

Section 1.5                                      Service Improvements.  In providing the Services, Vendor agrees to use commercially reasonable efforts to (i) meet industry standards; and (ii) continually seek to adopt improvements, enhancements and updates to reduce costs.

Section 1.6                                      Resource Allocation.  The parties agree that Vendor may also provide services similar to the Services to other customers and share communications and facilities, infrastructure and other resources with other customers, but not to the extent a Schedule provides for dedication of such resources to Client.

Section 1.7                                      Vendor Training.  Vendor agrees to provide to Client personnel training regarding the Services, including, but not limited to, implementation, conversion, operations and changes in the Services, in a manner and degree reasonably satisfactory to Client.

Section 1.8                                      Scheduled Outages.  Vendor shall give Client reasonable prior written notice of the times and durations of scheduled outages for preventative maintenance and shall notify Client of all other outages and interruptions in the Services as soon as practicable.

ARTICLE 2

PAYMENT

Section 2.1                                      Fees.  Client shall pay Vendor the fees set forth in Schedule 2.1 (“Fees”) for Services properly performed and invoiced.  All Fees will be computed through the last calendar day of each calendar month and are due and payable by the 20th day of the following month.  All fees will be subject to at least annual review for price adjustments; provided, however, such price adjustments shall not exceed a 10% increase at each annual review.

Section 2.2                                      Invoice Disputes.  Client may dispute invoiced amounts or billing errors and/or credits under this Agreement, and withhold the disputed amount while the parties negotiate to resolve the dispute.  Client shall not be in default under this Agreement if Client reasonably disputes the fees as provided in this Section 2.2, and if Client pays invoiced amounts which are not in dispute.  To do so, Client shall inform Vendor of the basis for such dispute in writing as soon as reasonably practicable after discovering the facts forming the basis for such dispute, and Client and Vendor shall use reasonable efforts to resolve such dispute within ten (10) days.  Pending such dispute resolution, the parties shall continue to meet their other obligations under this Agreement.  In the event the parties are unable to resolve such dispute within ten (10) days, either party may thereafter refer the matter to arbitration pursuant to Section 12.14 hereof.

Section 2.3                                      Taxes.  Client agrees to pay Vendor the federal or state sales, use, or excise taxes which are measured directly by payments made under this Agreement and are required by law to be collected by Vendor from Client.  If Client pays any tax to Vendor and the tax is later determined not to be due or is subject to a refund, Vendor shall promptly refund the amount thereof to Client.

ARTICLE 3

TERM AND TERMINATION

Section 3.1                                      Term.  This Agreement shall commence as of the Effective Date and, subject to the termination provisions provided in this Agreement, shall continue in effect for 12 months.  This Agreement shall automatically renew for successive periods of 12 months unless (i) either party provides written notice of its intent to terminate the Agreement 30 days prior to the end of the then-current term; or (ii) this Agreement has been terminated earlier by one or both of the parties as provided in this Agreement.  It being understood that if proper notification is not given, the term will automatically be renewed for one year.

Vendor and Client will meet quarterly to determine appropriate procedural or service changes which need to be made under this contract.

Section 3.2                                      Termination by Client.  Notwithstanding anything to the contrary, Client may terminate this Agreement at any time for any reason by giving notice to Vendor in writing at least 30 days prior to the effective date of termination.  Article 9 references the process by which the termination will occur.

Section 3.3                                      Termination by Vendor.  Notwithstanding anything to the contrary, Vendor may terminate this Agreement at any time for any reason by giving notice to the customer in writing at least 30 days prior to the effective date of the termination.  If this Agreement is terminated by Vendor, all deconversion data shall be delivered to Client and all deconversion charges will be waived.  Article 9 references the process by which the termination will occur.

ARTICLE 4

VENDOR PERSONNEL

Section 4.1                                      Vendor Key Individual.  Vendor shall assign key individuals to oversee and manage the performance of Vendor’s obligations under this Agreement and shall serve as Vendor’s primary point of contact with Client.  Client will be notified regarding any replacement of key individuals.  The initial key individual for Vendor is Michelle Harold, and the initial key individual for Client is Kurt Hansen.

Section 4.2                                      Client Policies.  Vendor agrees to comply with, and to require its representatives who are assigned to perform the Services to comply with Client’s information security policies, guidelines and standards, as amended from time to time.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS OF VENDOR

Vendor represents, warrants and covenants that:

Section 5.1                                      Vendor is validly organized and existing under the laws of its state of incorporation and has full power and is qualified to do business at the location(s) where Services are provided, and has full power and authority to execute and deliver this Agreement, which constitutes a legal, valid and binding agreement of Vendor enforceable in accordance with its terms, and to perform the Services described herein.

Section 5.2                                      This Agreement does not conflict, breach or cause a material default of its organizational documents or any agreements or other obligations to which it is a party.

Section 5.3                                      Vendor is and at all times during the term of this Agreement will be in compliance in all material respects with Laws and Regulations applicable to Vendor and/or Client in connection with the Services; provided, however, if compliance with changes in such Laws and Regulations would materially increase Vendor’s costs of providing the Services, the parties shall promptly meet to consider the available options, including sharing of such costs, and if a commercially reasonable, cost-effective solution is not available, Client may terminate this Agreement pursuant to Article 3.  Each party shall notify the other of any changes in Laws and Regulations which may adversely impact the Services and Vendor, and subject to the preceding sentence, shall make all changes necessary to the Services to comply with all Laws and Regulation.

Section 5.4                                      Vendor shall generate, retain and provide Client with such reports, data and files in such formats as Client reasonably requires to comply with requirements of applicable laws and regulations, its regulatory bodies and its auditors and to determine compliance by Vendor and Client with their obligations herein.

Section 5.5                                      Vendor, its agents and its representatives will at all times comply with Client’s policies regarding outsourced system and data security, as they exist from time to time and as such policies are provided in writing to Vendor.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF CLIENT

Client represents and warrants that:

Section 6.1                                      Client is validly organized and existing under the laws of the United States of America and has full power and authority to execute and deliver this Agreement, which constitutes a legal, valid and binding agreement of Client enforceable in accordance with its terms, and to perform the Services described herein.

Section 6.2                                      This Agreement does not conflict, breach or cause a material default of its organizational documents or any agreements or other obligations to which it is a party.

Section 6.3                                      Client is and at all times during the term of this Agreement will be in compliance with Laws and Regulations applicable to Client a violation of which might have a material adverse effect on Vendor’s provision of Services.

ARTICLE 7

RECORDKEEPING AND AUDITS

Section 7.1                                      Client’s Audits.  As reasonably requested by Client, or as requested by Client’s regulators, Vendor shall cooperate with Client and its internal or external auditors for the purpose of Client’s regulatory compliance with respect to the performance of the Services provided by Vendor to Client hereunder.  Promptly following any such audit, whether conducted by Client’s internal or external auditors, Client will instruct its auditors to conduct an exit conference with Vendor and provide Vendor as soon thereafter as reasonably possible a copy of each report prepared as a result of such audit examination relating to the Services, whether in draft or final form.  Vendor shall be given the opportunity to review and comment on any reports reflecting negatively on the Services before such report(s) are finalized.  Vendor shall cause its representatives to cooperate in the same manner as Vender is required by this Section.  Client shall maintain the confidentiality of any report pertaining to Vendor and shall not provide such report to any third party, except as required by any Laws or Regulations.

Section 7.2                                      Correcting Deficiencies.  Should an audit (including any examination by any regulatory authority) reveal unresolved material deficiencies without a management plan to correct them, Client may require Vendor to promptly provide a management plan to cure the deficiency and to provide documentation to demonstrate such cure to Client’s reasonable satisfaction.  Vendor shall bear the costs of the management plan and of any required remedial action.

Section 7.3                                      Reimbursement for Modifications.  Client shall reimburse Vendor for any pre-approved, written agreed upon costs incurred by Vendor in developing customized programs or modifications to programs to satisfy the requirements of Client or Client’s independent auditors, including the cost of the computer time to run said programs.  It is further agreed that such customized programs or modifications become the property of Client, but Vendor shall have the right to use said programs or modifications in its own business.

ARTICLE 8

CONFIDENTIALITY

Section 8.1                                      Confidentiality of Data.  All records transmitted to Vendor by Client shall remain the property of Client.  Vendor shall consider all information transmitted to it by Client to be of a confidential nature and Vendor shall use its best efforts to keep such information confidential, including the use of reasonable care to prevent unauthorized access to information transmitted by Client pursuant to this Agreement.

ARTICLE 9

DECONVERSION AND TERMINATION PROCESS

Section 9.1                                      Continued Performance.  If either party terminates this Agreement or any of the Services, Vendor shall (i) continue to perform the applicable Services until Client completes the transfer of the terminated Services from Vendor for up to 3 months after the termination date; provided, however, Client has the option to extend the 3 month period for an additional period of 3 months by providing written notice to Vendor; and (ii) cooperate with Client in arranging for said transfer of Services.  All obligations and restrictions under this Agreement shall continue until the deconversion services end or as otherwise agreed by the parties.

Section 9.2                                      Return of Client Files.  Before expiration or termination of this Agreement, Vendor shall return Client’s information and other property, including, but not limited to, data in a machine readable format requested by Client and files as Client may request along with such information and assistance as is reasonable and customary to enable Client to transfer the Services.

ARTICLE 10

INDEMNIFICATION; DUTY OF CARE; LIMITATIONS OF LIABILITY; RESTRICTIVE COVENANTS

Section 10.1                                Vendor’s Duty of Care.  Vendor shall exercise reasonable care in performing its duties under this Agreement and Vendor shall be liable for loss, destruction or damage of materials supplied by Client only if due to the negligence of, or breach by, Vendor, and then only to the extent of restoring the loss, destroyed or damaged materials; provided such restoration can reasonably be performed by Vendor and Client furnishes Vendor with all source data necessary for such restoration.

Section 10.2                                Mutual Indemnification.  Client and Vendor shall respectively fully indemnify and hold the other harmless from and against any and all losses, claims, demands, actions, damages, liability, costs, or expenses, including reasonable attorney fees actually incurred, arising from, out of, or in connection with, the acts or omissions of such indemnifying party, and the indemnifying party’s employees, representatives and agents, and the operation of the indemnifying party’s business, in connection with such indemnifying party’s performance of this Agreement.  This mutual indemnity shall survive the expiration or earlier termination of the term of this Agreement, regardless of the reason for, manner or method of same.

Section 10.3                                Calamities and Delays.  Vendor shall not be held liable for any loss, destruction, mutilation of records, or any expense, damage or liability resulting from any delay in performance of its duties under this agreement, caused by or attributable to failure or destruction of equipment, fire, hurricanes, flood, theft, Act of God, labor strike, work stoppage or slowdown, civil or military authority, riots, epidemics, war, governmental regulations, or any event beyond its reasonable control or occurring without gross negligence or willful misconduct on the part of Vendor, except as may be provided in this Article.

Section 10.4                                LIMITATIONS OF LIABILITY.  NEITHER PARTY’S TOTAL LIABILTY TO THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED TO SUCH PARTY’S PERFORMANCE UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, MALFUNCTION OF SUCH PARTY’S EQUIPMENT, FAILURE OR NEGLIGENCE OF SUCH PARTY’S EMPLOYEES AND AGENTS, OR DEFECTIVE PROGRAMS SHALL EXCEED THE TOTAL CHARGES PAID OR PAYABLE BY CLIENT FOR SERVICES PERFORMED BY VENDOR DURING THE TERM OF THIS AGREEMENT.

THE REMEDIES FOR BREACH OF ANY AND ALL WARRANTIES AND FOR VENDOR’S LIABILITY OF ANY KIND WITH RESPECT TO THE PRODUCTS OR SERVICES PROVIDED HEREUNDER AND ANY OTHER PERFORMANCE BY VENDOR UNDER OR PURSUANT TO THIS AGREEMENT SHALL BE LIMITED AS SET FORTH HEREIN.  THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  VENDOR SHALL NOT BE LIABLE FOR ANY SPECIAL, INCIDENTIAL, INDRECT OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER, SUCH AS, BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS, REVENUE, DATA, INCREASED BUSINESS EXPENSES, OR OTHER ECONOMIC LOSS, EVEN THOUGH VENDOR MAY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE, IN CONNECTION WITH, OR ARISING OUT OF THE EXISTENCE OF, THE FURNISHING, FUNCTIONING OR CLIENT’S USE OF ANY ITEM OF EQUIPMENT OR SERVICES PROVIDED FOR IN THIS AGREEMENT, OR FOR THE SPECIFIC PERFORMANCE; PROVIDED, HOWEVER, IN THE EVENT OF VENDOR’S BREACH, CLIENT SHALL HAVE THE RIGHT TO “COVER” AS PROVIDED UNDER THE UNIFORM COMMERCIAL CODE.

Section 10.5                                NON-DISCLOSURE  During the term of the Agreement and during the two (2) year period following the expiration or termination of the term, regardless of the reason for, manner or method of same (the “Non-Disclosure Period”), Client and Vendor shall respectively maintain the other party’s Confidential Information in strict confidence and shall use its best efforts to prevent the unauthorized use, exploitation, release, dissemination, transfer, or disclosure of such other party’s Confidential Information by implementing management and technological security safeguards (including, for illustration purposes, audit trails, controlled access user menus, use of encryption software and confidentiality agreements with employees that have access to such information).  In addition, Client and Vendor respectively agree that it shall not, except with the prior written consent of the disclosing party, directly or indirectly, divulge, report, publish, reveal, transfer or disclose any of the disclosing party’s Confidential Information to any other person or entity, nor shall it use, exploit or permit others within its reasonable control to use or exploit such disclosing party’s Confidential Information in a way which would be detrimental to the disclosing party.  “Confidential Information” means information, data and materials which relate to the business, operations, finances, research, developments, or activities of a party: (i) which has been or are disclosed to the non-disclosing party or of which the non-disclosing has become or becomes aware through the performance of this Agreement; (ii) which has value to the non-disclosing party and is not generally known to its competitors; and (iii) which is treated by the non-disclosing party as confidential, whether or not marked “confidential.”  Notwithstanding the above, “Confidential Information” excludes information: (t) required to be disclosed by court order,  provided the non-disclosing party gives the disclosing party reasonable prior written notice so that it may seek a protective order, (u) that was publicly known or available to receiving party on a non-confidential basis at the time disclosed to the non-disclosing party by the disclosing party, (v) becomes generally available to the public other than as a result of a disclosure by the receiving party, (w) becomes available to receiving party from a source other than the disclosing party, without such source being to the receiving party’s knowledge in breach of an applicable confidentiality agreement, if any, (x) is already in receiving party’s possession or in the possession of any of its affiliates or representatives, (y) is independently developed by the receiving party, its affiliates or representatives without reference to the confidential material, or (z) that both parties agree in writing is not confidential.

Section 10.6                                NON-SOLICITATION OF EMPLOYEES.  Unless the Client or Vendor consents in writing, during the term of this Agreement and for a period of one (1) year following the expiration or termination of the term of this Agreement, regardless of the reason for or manner or method of same, neither party shall, directly or indirectly, on such party’s own behalf or on behalf of any other person, firm or entity, solicit, induce, or divert away from the other party (or attempt to solicit, induce, or divert away from the other party) any person who is at that time, and was, at any time during the term of this Agreement: (i) an employee, agent, or independent contractor of such other party; and (ii) with whom such party had material contact during the term of this Agreement, for the purpose of performing for such other party any services which are identical or substantially similar to the services which such person performed for the other party.  As used in the previous sentence, the term “solicit,” “induce,” or “divert away” shall not include (a) general advertising for applicants for a position (so long as such advertising does not specifically target officers or employees of the other party), or (b) engaging a recruiting firm to search for and screen prospects for a position (so long as such recruiting firm is not instructed to seek officers or employees of the other party).

ARTICLE 11

INSURANCE

Section 11.1                                Client Insurance.  Client shall procure and maintain insurance in the form of its Financial Institution Bond, its Directors and Officers’ Liability Policy and its Financial Institutions Reimbursement and Indemnity Policy which shall contain adequate protection to the Client against internal and external computer theft, losses and liabilities.  The Client will provide copies of such insurance policies to Vendor if so requested.

Section 11.2                                Vendor Insurance.  Vendor will maintain insurance in the form of Financial Bond, Directors and Officers’ Liability Policy and Financial Institution Reimbursement and Indemnity Policy extending coverage on its employees and operations.  Vendor will provide copies of such insurance policies to Client if so requested.

ARTICLE 12

MISCELLANEOUS

Section 12.1                                Disaster Recovery.  Vendor agrees to provide a back-up site and make necessary arrangements for appropriate systems and equipment to be used in the event Vendor’s computer systems or primary location is inaccessible for an extended period of time.  The Vendor will provide Client with its disaster recovery policy documentation and testing results on an annual basis.

Section 12.2                                Vendor Ownership of Documentation and Processes.  All specifications, programs, documentation (including manuals, routines, sub-routines or techniques) and original ideas or formulae relating to the Services utilized or developed by Vendor in connection with this Agreement are and shall remain the sole property of Vendor, unless specifically provided herein.  It is agreed that Client will not copy related materials or divulge the contents of said programs or ideas to any third party without permission for such disclosure or use being granted in writing by Vendor.

Section 12.3                                Laws and Regulations.  “Laws and Regulations” shall mean all federal, state and local laws, rules, regulations, guidelines, statutes, codes, ordinances, case law, judgments, orders, decrees and/or consent orders applicable to the parties or to the Services.

Section 12.4                                Notices.  Any written notice required or permitted to be given hereunder shall be given in person or upon receipt, as evidenced by a return receipt or undeliverable of notice, sent via the United States Mail, registered or certified mail return receipt requested, with proper postage prepaid and addressed to the respective party at the address below, or such other address as such party shall designate, in writing, hereafter:

If to Client:

First Century Bank, N.A.

807 Dorsey Street

Gainesville, GA 30501

Attn: Kurt Hansen

If to Vendor:

First Covenant Bank

680 Engineering Drive, Suite 100

Norcross, GA 30092

Attn: Michelle Harold

Section 12.5                                Applicable Law; Jury Trial Waiver.  This Agreement shall be governed by the laws of the State of Georgia without regard to its principles of conflicts of laws.   Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim between them arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 12.6                                Assignment.  This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable or transferable by either party without the prior written consent of the other party hereto, and any such unauthorized transfer will be void.

Section 12.7                                Subcontractors. Vendor may not utilize third party subcontractors in the performance of services unless pre-approved by Client (which approval shall not be unreasonably withheld), provided, Vendor may hire temporary employees without Client’s approval.  All such subcontractors will be comply with all elements of this agreement including but not limited to the confidentiality of client data, and the standards of care in providing such services to Client.

Section 12.8                                Amendments.  This Agreement may be amended at any time by the mutual written agreement of the parties.  Time is of the essence of each and every provision of this Agreement.

Section 12.9                                Entire Agreement.  This Agreement and the Schedules attached hereto constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiation, commitments and writings with respect to the Services.  No representation or statement not expressly contained in this Agreement, or incorporated herein by reference, shall be binding upon Vendor as a warranty or otherwise.

Section 12.10                          Severability.  The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect.

Section 12.11                          Title and Headings:  Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 12.12                          Execution in Counterparts.  This Agreement may be executed in any number of counterparts via facsimile or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.13                          Resolution by Board of Directors.  A resolution must be passed by the Board of Directors giving the officers of Client authority to enter into this Agreement as well as any other agreements with Vendor.  This resolution must give Vendor the authority to permit Regulatory Authorities to examine any records, reports and entries which they may desire to examine, or as prescribed by law, in connection with periodic examinations of Client.

Section 12.14                          Jurisdiction; Service of Process.  Each party (a) consents to the personal jurisdiction of any state or federal court located in Hall County, Georgia (and any corresponding appellate court) in any proceeding arising out of or relating to this Agreement, (b) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (c) agrees not to initiate any proceeding arising out of or relating to this Agreement in any other court or forum.  Process in any such proceeding may be served on any party anywhere in the world.

[signatures on next page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

CLIENT:

FIRST CENTURY BANK, N.A.

By:	/s/ William Blanton
Name: William Blanton
Title: Chairman & CEO

VENDOR:

FIRST COVENANT BANK

By:	/s/ Joe E. McCart
Name: Joe E. McCart
Title: Chairman of Board

Schedule 1.1    Services

Data Processing

Item 1:  Data Processing Services Billing

Item 2:  Network Support Services Billing

Operational Support

Item 3:  Accounting/Treasury Bookkeeping Services Billing

Item 4:  Human Resources Services Billing

Item 5:  Loan Processing Services Billing

Item 6:  Operations Management Services

Management & Advisory

Item 7:  Compliance Services

Item 8:  Accounting Management & Advisory Services

Item 9:  Human Resource Management & Advisory Services

Item 10:  Treasury/Investment Management & Advisory Services

Item 11:  Mortgage Division Management & Oversight Services

Item 12:  CEO Administrative Assistant